TIGERSHARES TRUST

3532 Muirwood Drive
Newtown Square, PA 19073

October 18, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration

TigerShares Trust

TigerShares China-U.S. Internet Titans ETF

Pre-Effective Amendment No. 1 (“PEA 1”)

(File Nos. 333-226900 and 811-23371)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 1 to its registration statement on Form N-1A be accelerated to October 19, 2018. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

TIGERSHARES TRUST

By:	/s/ Yang Xu
Yang Xu
Principal Executive Officer and President

QUASAR DISTRIBUTORS, LLC

777 East Wisconsin Avenue, 6th Floor

Milwaukee, WI 53202

October 18, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Request for Acceleration

TigerShares Trust

TigerShares China-U.S. Internet Titans ETF

Pre-Effective Amendment No. 1 (“PEA 1”)

(File Nos. 333-226900 and 811-23371)

Ladies and Gentlemen:

As principal underwriter for the TigerShares Trust (the “Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA 1 to the Trust’s registration statement on Form N-1A be accelerated to October 19, 2018. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

QUASAR DISTRIBUTORS, LLC

By:	/s/ James Schoenike
James Schoenike
President